EXHIBIT 10.15

UNIVERSITY OF UTAH

RESEARCH PARK MASTER FORM LEASE

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is entered into this 10th day of December, 2003, by and between the UNIVERSITY OF UTAH, a body politic and corporate, hereinafter referred to as the “Lessor”, and NPS PHARMACEUTICALS, INC., a Delaware Corporation, hereinafter referred to as the “Lessee”.

RECITALS:

A. Lessor has created and established the University of Utah Research Park (the “Research Park”) to acquire, construct and operate an academic research park which will promote industry, research, learning and dissemination of information.

B. Industry is encouraged to participate in this educational endeavor by leasing land owned by Lessor and cooperating with Lessor in the construction and operation of the necessary facilities.

NOW THEREFORE, the parties mutually consent and agree to the following terms and conditions:

ARTICLE I.

DEMISE, TERM AND RENTAL.

SECTION 1.1. The Demise. Lessor does hereby lease unto Lessee the following described tract of land located within the boundaries of the Research Park, hereinafter referred to as the “Leased Premises.” The interest of Lessee created pursuant to this Lease is referred to as the “Leasehold Estate.”

Legal Description:

SEE EXHIBIT “A”

Nothing in this Lease shall be deemed to include as any part of the Leased Premises a fee title interest in the land itself. It is understood and agreed that Lessor cannot and shall not alienate or encumber its fee title interest in the land.

SECTION 1.2. Term. The term of this Lease shall be forty (40) years, commencing on the 10th day of December, 2003, (the “Commencement Date”), and terminating on the 9th day of December, 2043.

SECTION 1.3. Rent. Upon the execution of this Agreement, Lessee shall commence or cause third parties to commence planning and preparations for the construction of a building upon the land the subject hereof, and shall complete or cause to be completed the construction of said Building (hereafter “Building”) as expeditiously as good and proper business practice will permit. In any event, such construction shall be completed by December 10, 2005, (the “Completion Date”); provided that if construction is delayed because of changes, deletions, or additions in construction, strikes, lockouts, casualties, acts of God, war, material or labor shortages, governmental regulation or control or other like or unlike causes beyond the control of Lessee, the construction time period shall be extended for the amount of time construction is delayed.

(a) The sum of One Hundred Eighty Four Thousand Eight Hundred Dollars ($184,800.00) per year, payable in amounts and upon the terms and conditions as hereinafter set forth, shall constitute the base land rental between the date hereof and a date being five (5) years thereafter (the “Base Land Rental”). Said Base Land Rental, to the extent payable as hereinafter provided, shall be paid in advance in equal monthly installments of Fifteen Thousand Four Hundred Dollars ($15,400.00).

(b) The first monthly installment of Base Land Rental shall accrue and be due and payable on January 1, 2004. The monthly installments of Base Land Rental to be thereafter paid by Lessee to Lessor shall be made on the same day of each and every month thereafter during the succeeding five (5) years of this Lease. Lessee shall pay Base Land Rental to Lessor at the Research Park Office, University of Utah, Salt Lake City, Utah, or at such other place as Lessor may from time to time designate in writing.

(c) In addition to any other amounts to be paid to Lessor by Lessee pursuant to the terms of this Lease, Lessee agrees to pay Lessor a one-time payment of EIGHT HUNDRED DOLLARS ($800.00) per acre on the Leased Premises (prorated for any portion of an acre) as reimbursement for the installation of underground power distribution lines and utilities in the Research Park. Payment shall be made at the time of execution of this Lease by Lessee. Lessee will also be responsible for normal electrical connections and service fees relating to the use and development of the Leased Premises as specified elsewhere in this Lease.

SECTION 1.4. Escalation Clause. On the fifth (5th) anniversary of the Commencement Date and every five (5) years thereafter (each such date being referred to as an “Adjustment Date”), a new Land Rental to be paid by Lessee to Lessor shall be determined for the five-year (5) period immediately following such Adjustment Date or for the remaining term of this Lease, whichever is the shorter time. The new Land Rental, payable commencing on such Adjustment Date, shall be such an amount as shall bear the same ratio to the Consumer Price Index for all Urban Consumers, U.S. cities average – all items (1967=100), as shown in the “Survey of Current Business” of the U.S. Department of Commerce (the “Consumer Price Index”) determined as of the date which is sixty (60) days prior to such Adjustment Date as the Base Land Rental bore to the Consumer Price Index on the Commencement Date. Under no circumstances shall the new Land Rental so determined exceed the new Land Rental that would have been due had the Consumer Price Index increased from the Commencement Date at a rate of eight percent (8%) compounded annually; neither shall such new Land Rental be less than the new Land Rental that would have been due had the Consumer Price Index increased from the Commencement Date at a rate of three percent (3%) compounded annually.

SECTION 1.5. Additional Rent. In addition to the Base Land Rental and new Land Rental and as part of the consideration for this Lease and as additional rent under this Lease, Lessee covenants and agrees to bear, pay and discharge promptly as the same becomes due and before delinquency, all taxes, assessments, rates, charges, license fees, ordinary or extraordinary and of every name, nature or kind whatsoever as hereinafter set forth in this Lease.

ARTICLE II.

RENEWAL.

SECTION 2.1. Option to Renew. Lessee shall have the option to renew this Lease for an additional ten (10) years upon the same terms and conditions as herein contained, including the provisions with respect to rental contained in Sections 1.3 and 1.4 hereof. Said option may be exercised by Lessee on or before a date sixty (60) days prior to the expiration of the term of this Lease by delivery to Lessor of written notice of its election in the manner as hereinafter provided.

ARTICLE III.

MORTGAGING THE LEASEHOLD ESTATE

AND THE BUILDING.

SECTION 3.1. Limitation on Mortgages. Lessee is hereby given the right, at any time and from time to time, to encumber or pledge its Leasehold Estate or any portion thereof and its interest in any and all buildings, improvements, furnishings, furniture, equipment, fixtures and personal property situated on the Leased Premises and its interest in and to this Lease by mortgage, trust deed, collateral assignment and/or other security instrument (collectively referred to as a “Mortgage”); provided, however, (a) that at the time such Mortgage is made Lessee has not been notified of any default which exists under this Lease which has not been cured, and (b) that no mortgagee, trustee, assignee, beneficiary, secured party or other benefited party with respect to a security instrument (collectively a “Mortgagee”) or anyone claiming by, through or under such Mortgagee shall by virtue of such Mortgage acquire any rights in the land or greater rights in the Leased Premises and building than Lessee then had under this Lease except to the extent that this Lease expressly provides to the contrary. The Mortgagee pursuant to any such Mortgage and the owner of the indebtedness secured by said Mortgage, upon acquiring ownership of the legal and equitable title to the Leasehold Estate or to the Building and other improvements shall hold the same subject to (but shall not be required to assume) the obligations and covenants of Lessee pursuant to this Lease.

SECTION 3.2. Qualifications of Mortgagee. No Mortgagee shall be deemed to be a Mortgagee unless approved by Lessor; however, a college or university, savings bank, bank, trust or insurance company, credit union, pension or profit sharing trust, mortgage banking company, real estate investment trust, eleemosynary association, an organization holding commercial mortgage backed securities, or any other monetary or lending institution, authorized to make loans secured by interests in real estate are herein approved by Lessor.

Other potential lenders not listed herein must be approved in writing by Lessor to qualify as a Mortgagee hereunder. Lessor agrees to act reasonably and in good faith in granting or withholding such approval. Factors considered by Lessor shall include, but not be limited to, financial reputation, stability and relation to Lessee.

Nothing herein shall be deemed to restrict the right of any Mortgagee to sell or assign all or a portion of or participation in its Mortgage to any person or entity. No Mortgagee shall be entitled to enforce any right or remedy provided for in this Lease or by law until a photocopy, xerox copy, or an executed counterpart of such Mortgage shall be recorded with the Salt Lake County Recorder or delivered to Lessor.

SECTION 3.3. Consent of Mortgage Required. There shall be no cancellation, modification, surrender or amendment of this Lease without the prior written consent of all Mortgagees, unless an Event of Default has occurred under this Lease and Mortgagees have not timely caused said Event of Default to be cured or have not timely filed a foreclosure proceeding pursuant to Section 3.5 of this Lease.

SECTION 3.4. Notices to Mortgagee and Performance by Mortgagee. If a Mortgagee shall have given to Lessor, before any default shall have occurred under this Lease which has not been cured, a written notice, specifying the name and address of such Mortgagee, Lessor shall give to each such Mortgagee a copy of each notice at the same time as and whenever any such notice shall thereafter be given by Lessor to Lessee, addressed to such Mortgagee at the address last furnished to Lessor. No notice from Lessor to Lessee (including any notice relating to a default outstanding on the date of Mortgagee’s notice) shall be deemed to have been given unless and until a copy thereof shall have been so given to such Mortgagee, and no default predicated on the giving of any notice shall be complete unless a copy of such notice shall have been given to said Mortgagee. Lessee irrevocably directs that Lessor accept, and Lessor agrees to accept, performance by any such Mortgagee of any term, covenant, agreement, provision, condition or limitation on Lessee’s part to be performed as though performed and observed by Lessee; provided, except as permitted by Section 3.5 hereof, such performance by said Mortgagee shall occur within the time prescribed therefor in this Lease and for an additional period of thirty (30) days with respect to any default by Lessee other than a default in the payment of money due hereunder, or for an additional period of ten (10) days with respect to a default by Lessee in the payment of a sum of money due hereunder. Lessor hereby agrees that the curing or remedying of a default by any Mortgagee within such time shall be deemed the curing or remedying thereof by Lessee, except that with respect to any default which cannot be cured by a Mortgagee until it obtains possession of the Leased Premises, a Mortgagee shall have a reasonable time after it obtains possession to cure such default, provided it diligently proceeds in good faith to enforce its remedies under its Mortgage so as to obtain possession.

SECTION 3.5. Mortgagee’s Grace Period to Cure Certain Defaults and to File Foreclosure Proceedings. Notwithstanding any other provisions contained in this Lease, Lessor will not terminate this Lease or invoke its right to take possession of the land and Building on the happening of an Event of Default specified in subparagraphs (a) or (b) of this Section 3.5 unless it shall first give all Mortgagees whose addresses have been delivered to Lessor as provided in Section 3.4 of this Lease, sixty (60) days prior written notice of such Event of Default and unless any Mortgagee shall within said sixty (60) day period,

(a) As to an Event of Default specified in Section 20.1 (c) or 20.1 (d) or which is not susceptible of being cured by an act which such Mortgagee can perform, have instituted appropriate proceedings to foreclose such Mortgage or otherwise obtain possession of the Leased Premises; or

(b) As to any Event of Default which is not specified in Section 3.5(a) and which is not susceptible of being cured by an act which such Mortgagee can perform without first obtaining possession of the Leased Premises; have obtained possession of the Leased Premises and cured such Event of Default or, if such Event of Default cannot by its nature be cured within such sixty (60) day period, have commenced and thereafter diligently proceeded toward the curing of such Event of Default or have instituted appropriate proceedings to foreclose such Mortgage or otherwise obtain possession of the Leased Premises.

Lessor will not terminate this Lease or invoke its right to take possession of the Leased Premises so long as such Mortgagee diligently proceeds in good faith to enforce its foreclosure remedy, and so long as such Mortgagee fully performs all the obligations of Lessee under this Lease that can be performed by such Mortgagee without possession of the Leased Premises including, but not limited to, payment of all rent and any and all other moneys due and payable by Lessee hereunder (but for any Event of Default); provided, however, that if such Mortgagee is able to obtain possession of the Leased Premises during the time that it is enforcing its foreclosure remedy or as a result thereof then such Mortgagee shall perform fully all of Lessee’s obligations under this Lease. In the event such Mortgagee acquires Lessee’s interest in and to the Leased Premises and Building through such a foreclosure proceeding, or otherwise, it shall thereupon become subrogated to all the rights of Lessee under this Lease whereupon:

(a) Lessee shall have no further rights hereunder, and

(b) Such Mortgagee shall take subject to, but shall not be obligated to assume and perform, each and all of Lessee’s obligations and covenants under this Lease.

SECTION 3.6. Right of Mortgagee to Make a New Lease. As an alternative to the rights and obligations of the Mortgagee set forth in Section 3.5, upon receipt by Mortgagee of the notice of Event of Default specified in said Section 3.5, if, within sixty (60) days after the receipt of such notice and continuing thereafter or at any time while Mortgagee is diligently proceeding in good faith to enforce its foreclosure remedy in accordance with Section 3.5, Mortgagee shall

(a) Pay all rent and any and all other moneys due and payable by Lessee hereunder (but for such default and termination);

(b) Perform all the other obligations of Lessee under this Lease to the extent that Lessee shall have failed to perform them (except that with respect to any default which cannot be cured by Mortgagee until it obtains possession, Mortgagee shall have a reasonable time after it obtains possession to cure such default, provided, however, that such extension of time shall not subject Lessor to either fine or imprisonment); and

(c) Surrender to Lessor a fully executed copy of this Lease for cancellation.

Lessor shall, upon written request of Mortgagee made at any time within such time period terminate this Lease and deliver a new lease of the land and a deed to the improvements thereon (subject to the terms and conditions of the new lease) to Mortgagee or its nominee. The new lease (whether it be granted to the Mortgagee or its nominee) shall have a term equal to the remainder of the term of this Lease (including any unexercised option to extend the term of this Lease), and shall be at the then applicable rent and upon the terms and conditions herein contained, except for requirements which are no longer applicable or have already been performed. Both said new lease and deed shall be subject only to such exceptions to Lessor’s title as existed as of the date of this Lease and to the rights of any person, firm or other entity of whatsoever kind, character or nature claiming through or under Lessee and any and all matters created or caused by acts or omissions of or by Lessee, provided Lessor shall use reasonable efforts to terminate such rights at the cost and expense of Mortgagee. Mortgagee shall have the right to a new lease as set forth above provided that Mortgagee shall reimburse Lessor for all of Lessor’s expenses, including attorneys’ fees, incident to such efforts, and provided that Mortgagee shall have paid to Lessor all the rent and other sums, charges, costs and expenses due under this Lease (but for such default and termination) up to and including the date of the commencement of the term of such new lease, together with all expenses, including attorneys’ fees, incident to the execution and delivery of such new lease. Nothing contained in this Section 3.6 shall be deemed to impose any obligation on Lessor to deliver physical possession of the Leased Premises to such Mortgagee provided Lessor shall use reasonable efforts to join with and assist Mortgagee in removing any third parties from the Leased Premises as long as Lessor incurs no out-of-pocket cost or expense.

SECTION 3.7. Foreclosure of Leasehold Lien. Prior to commencement of any action to foreclose said Mortgage, the Mortgagee, or any assigns of the Mortgagee, shall notify Lessor in writing of the default by Lessee with a statement of the amount then due and offer to withhold any acceleration of maturity of the promissory note, payment of which is secured by the Mortgage, in the event Lessor shall pay forthwith to said Mortgagee all amounts then in arrears on said Mortgage, and upon such payment to reinstate the Mortgage in all respects as if no default had occurred. Lessor may, at its option, provide Lessee with written notice that it intends to make such payments on said Mortgage. Lessor may then make such payments on the Mortgage unless, within ten (10) days after receiving such notice, Lessee provides to Lessor written notice that it contests the existence of a default under the Mortgage and adequate assurance that the default shall be cured if Lessee does not prevail in contesting such default. If Lessee does not provide such notice to Lessor, Lessor may make such payments on the Mortgage and the amount of such payments shall constitute a separate obligation of Lessee to Lessor. Subsequent and successive defaults by Lessee in making payments required by any Mortgage shall be subject to the foregoing provisions each time any such default occurs. The judgment foreclosing the Mortgage and the foreclosure sale thereunder shall not release Lessee from any of its obligations herein set forth.

SECTION 3.8. Estoppel Certificate. Upon the written request of any Mortgagee or prospective Mortgagee, and for the exclusive benefit of said Mortgagee, Lessor will promptly deliver to said Mortgagee a written instrument certifying as to any of the following facts or matters, to the extent the same are then the case or applicable: that such Mortgagee is qualified under Section 3.2 of this Lease; that there are no existing defaults under this Lease; that this Lease is then unmodified and in full force and effect; that plans and specifications then existing and covering improvements proposed to be constructed on the Leased Premises have been approved by or on behalf of Lessor; that improvements constructed upon the Leased Premises have been completed and have been constructed pursuant to and in compliance with this Lease; that the uses to which the Leased Premises are being put or are proposed to be put are permissible under this Lease; the date which constitutes the date the Building was tenant occupied; the amount of the Base Land Rental or after the first Adjustment Date the new Land Rental; and such other reasonable matters to which the Mortgagee makes inquiry.

ARTICLE IV.

RESTRICTIONS ON USE.

SECTION 4.1. Use and Compliance. Lessee may use and occupy the Leased Premises for any lawful purpose permitted by the Protective Covenants attached to and made a part of this Lease (the “Protective Covenants”), but Lessee shall not use or knowingly permit any part of the Leased Premises to be used for any unlawful purpose. Lessee will comply with all applicable federal, state and local laws, ordinances and regulations relating to the Leased Premises and its use and operation by Lessee.

ARTICLE V.

IMPROVEMENTS, ALTERATIONS AND ADDITIONS.

SECTION 5.1. Permission to Construct. Lessee is granted permission and agrees at its sole cost and expense to construct or contract to construct upon the Leased Premises the Building and auxiliary structures, and shall have the right to develop the remaining Leased Premises in or substantially in accordance with general plans and specifications approved by Lessor in accordance with the Protective Covenants. Said construction shall be pursued by Lessee with due diligence, shall be accomplished in a good and workmanlike manner and shall fully comply with all applicable rules, regulations, ordinances and laws of all governmental authorities having jurisdiction over the same. Lessee shall have the right after the construction of the improvements during the term of this Lease to construct additional buildings or improvements on the Leased Premises, or make alterations and additions to existing buildings and improvements subject to the Protective Covenants.

SECTION 5.2. Ownership of Building and Right of Reversion. So long as this Lease or any lease given in substitution for it pursuant to Section 3.6 remains in force, any building, structure and other improvements constructed by Lessee on the Leased Premises shall be owned in fee simple by Lessee (Lessee to stand seized of the title for the purpose herein set forth). All buildings, structures and improvements constructed by Lessee upon the Leased Premises shall revert to and be and become the property of Lessor immediately upon the termination of the term of this Lease, including any renewal thereof.

ARTICLE VI.

OPTION TO PURCHASE.

SECTION 6.1. Option to Purchase. Lessor shall have the option to purchase the Building under the terms and conditions described in EXHIBIT “B”.

ARTICLE VII.

PROTECTIVE COVENANTS.

SECTION 7.1. Lessee’s Rights Subject to Protective Covenants. Lessee shall improve, occupy and use the Leased Premises subject to the Protective Covenants.

ARTICLE VIII.

REPAIR AND MAINTENANCE.

SECTION 8.1. Repair and Maintenance. Lessee shall, during the term of this Lease, at its own cost and expense and without cost or expense to Lessor, keep and maintain all buildings and improvements which may be erected on the Leased Premises and all appurtenances thereto in reasonably good and neat order and repair and shall allow no nuisances to exist or be maintained on the Leased Premises. Lessee shall likewise keep and maintain the grounds, sidewalks, roads and parking and landscaped areas located on the Leased Premises in reasonably good and neat order and repair and in substantial conformity with the plans and specifications therefor and in compliance with the Protective Covenants. Lessor shall not be obligated to make any repairs, replacements, or renewals of any kind, nature or description whatsoever to the Leased Premises or any buildings or improvements thereon.

SECTION 8.2. Compliance with Governmental Regulations. Lessee shall comply with all federal, state, county, municipal and other governmental statutes, ordinances, laws and regulations affecting the Leased Premises, the improvements thereon, or any activity or condition on or in the Leased Premises, including without limitation, those governing employee health and safety, environmental compliance and waste disposal.

SECTION 8.3. Waste. Lessee agrees that, except for construction, alteration and refurbishment of improvements as contemplated by this Lease, it will not commit or permit waste upon the Leased Premises other than to the extent necessary for the removal of any buildings or improvements upon the Leased Premises for the purpose of constructing and erecting other buildings and improvements thereon.

SECTION 8.4. Hazardous Material.

(a) Compliance; Indemnification. Lessee shall comply with all federal, state, county, municipal and other governmental statutes, ordinances, laws, regulations, and judicial and administrative orders relating to the protection of human health and safety, the environment, Hazardous Material (as hereafter defined), and waste storage and disposal except where such compliance obligation arises with respect to facts regarding the Leased Premises in existence prior to the commencement of the term of this Lease or results from migrating of Hazardous Waste from property not part of the Leased Premises. Lessee shall also manage all Hazardous Material so as to avoid any unreasonable risk of contamination to the Leased Premises. If Lessee breaches any of the obligations, warranties or representations of this Lease, including the obligations contained in this Section 8.4., or if the presence of Hazardous Material on or about the Leased Premises caused by Lessee or on the Leased Premises permitted by Lessee violates any applicable law, order, or regulation or results in contamination of the Leased Premises, or if contamination of the Leased Premises or surrounding area by Hazardous Material otherwise occurs for which Lessee is legally liable to Lessor for damage resulting therefrom, Lessee and its successors, assigns and guarantors shall indemnify, defend, and hold Lessor harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Leased Premises or Lessor’s reversionary interest in the buildings or other improvements thereon, damages for the loss of restriction of or the use of rentable or usable space or of any amenity of the Leased Premises, damages arising from any injury to employees or third parties and sums paid in settlement of claims, reasonable attorneys’ fees, reasonable consultant fees, and reasonable expert fees) that arise during or after the term of this Lease as a result of that contamination or violation. This indemnification of Lessor by Lessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, or restoration work required by any federal, state, or local government agency or political subdivision because of Hazardous Material present in the soil or ground water on, under or about the Leased Premises or migrating or threatening to migrate to or from the Leased Premises resulting from the acts of Lessee, or its tenants, subtenants, licensees, contractors, or employees. Without limiting the foregoing, if the presence of any Hazardous Material on or about the Leased Premises caused by Lessee or on the Leased Premises permitted by Lessee, results in any contamination of the Leased Premises or surrounding area, or causes the Leased Premises or surrounding area to be in violation of any laws, rules, statutes, or ordinances, Lessee shall promptly take all actions at its sole expense as are necessary to bring the Leased Premises and surrounding area into compliance with applicable laws, codes, ordinances and regulations; provided that Lessor’s approval of those actions shall first be obtained, which approval shall not be unreasonably withheld so long as those actions would not potentially have any material adverse long-term or short-term effect on the Leased Premises or surrounding area.

As used herein, the term “Hazardous Material” means any hazardous or toxic substance, chemical, material, or waste, which is or becomes regulated by any local governmental authority, the state of Utah, or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste” or “hazardous substance” under Utah law; (ii) petroleum, (iii) asbestos; (iv) defined as a hazardous chemical regulated under the OSHA Hazard Communications Standard; (v) defined as a “hazardous waste” pursuant to section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq. (42 U.S.C. Section 6903) as it from time to time may be amended or (vi) defined as a “hazardous substance” pursuant to section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 43 U.S.C. Section 9601 et. seq ., as it from time to time may be amended.

(b) Notification. If Lessee shall become aware or receive notice or other communication concerning (1) any actual, alleged, suspected or threatened violation of laws or regulations governing the environment, the release, investigation, cleanup, remediation or abatement of Hazardous Material, health and safety, or waste disposal; or (2) liability or potential liability of Lessee for any damages in connection with the Leased Premises or past or present activities of any person thereon, including but not limited to notice, report or other communication concerning any actual or threatened event or investigation, letter of warning, inquiry, lawsuit, administrative or judicial complaint, claim, citation, directive, summons, proceeding, notice, order, writ, or injunction, relating to same, then Lessee shall notify Lessor immediately of such notice or communication and shall thereafter deliver to Lessor, within fifteen (15) days of the receipt of such notice or communication by Lessee, a written explanation of the notice and any other relevant information. The receipt of such notice shall not be deemed to create any obligation on the part of Lessor to defend or otherwise respond to any such notification except to the extent permission to cure is requested by Lessee as provided herein.

(c) Right of Inspection. In addition to its rights to inspect under Section 17.1, Lessor and Lessor’s agents shall have the right, but not the obligation, at reasonable times after notice to Lessee and without interfering with the business of Lessee and/or its tenants, to inspect, investigate, sample, or monitor the Leased Premises, including any soil, water, ground water, or other sampling, and any other testing, digging, drilling, or analyses, at any time to determine whether Lessee is complying with the terms of these provisions, and in connection therewith, Lessee shall provide Lessor with reasonable access to all relevant facilities, records and personnel (subject to the entry provisions of this Lease). Lessor and Lessor’s agents and employees shall endeavor to minimize interference with Lessee’s or its subtenants’ business but shall not be liable for any such interference, unless Lessor acts in reckless disregard for said business or interferes not in the normal course of prudently remedying the presence of Hazardous Substance. In the event Lessee is in violation of this provision, then all sums reasonably disbursed, deposited, or incurred by Lessor in connection therewith, including, but not limited to, all cost, expense and actual attorneys’ fees, shall be due and payable by Lessee to Lessor, as an item of additional rent, on demand by Lessor, together with interest thereon at the maximum rate allowed by law from the date of that demand until paid by Lessee.

(d) Right to Participate. Lessor, at Lessee’s sole cost and expense, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims or causes of action arising out of the storage, generation, use, transportation, or disposal by Lessee or Lessee’s agents, of Hazardous Material in, on, under, from, or about the Leased Premises. If the presence of any Hazardous Material in, on, under, or about the Leased Premises caused or permitted by Lessee or Lessee’s agents results in (i) injury to any person, or (ii) injury to or any contamination of the Leased Premises, Lessee, at its sole cost and expense, shall promptly take all actions necessary to return the Leased Premises to compliance with applicable codes, regulations, and ordinances. Notwithstanding the foregoing, Lessee shall not, without first obtaining Lessor’s prior written consent, which consent will not be unreasonably withheld and shall be given or rejected within five (5) business days after consent of Lessor is requested, take any remedial action in response to the presence of any Hazardous Material, in, on, under or about the Leased Premises or enter into any settlement agreement, consent decree, or other compromise with any governmental agency with respect to any Hazardous Material claims; provided, however, Lessor’s prior written consent shall not be necessary if the presence of Hazardous Material in, on, under or about the Leased Premises (i) poses an immediate threat to the health, safety, or welfare of any individual, or (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Lessor’s consent before taking that action.

(c) Surrender. Promptly upon the expiration or sooner termination of this Lease, Lessee shall represent to Lessor in writing that (i) Lessee has made a diligent effort to determine whether any Hazardous Material is in, on, under, or about the Leased Premises, and (ii) no Hazardous Material exists in, on, under, or about the Leased Premises other than as specifically identified to Lessor by Lessee in writing. Prior to the expiration of the term, Lessor may require Lessee, at Lessee’s sole cost and expense, to immediately hire an outside consultant satisfactory to Lessor to perform a Phase I or equivalent environmental audit of the Leased Premises, an executed copy of which shall be delivered to Lessor within thirty (30) days after Lessor’s request therefor. If said Phase I evaluation reveals sufficient evidence to warrant a Phase II investigation, Lessee shall promptly cause such Phase II investigation to be completed and the results therefrom provided to Lessor as set forth herein. If Lessor or the environmental audit discloses the existence of Hazardous Material in, on, under or about the Leased Premises, Lessee shall, at Lessor’s request, immediately prepare and submit to Lessor within thirty (30) days after that request a comprehensive plan, subject to Lessor’s approval, specifying the actions to be taken by Lessor to return the Leased Premises to the condition existing before the introduction therein of Hazardous Material. Upon Lessor’s approval of that cleanup plan, Lessee shall, at Lessee’s sole cost and expense, without limitation on any rights and remedies of Lessor under this Lease, or applicable law, immediately implement that plan and proceed to clean up the Hazardous Material in accordance with all applicable laws and as required by that plan and this Lease.

(d) Survival. The provisions of this Lease including, without limitation, the indemnification provisions set forth herein, shall survive any termination of this Lease.

(e) Lessor’s Indemnity. Lessor shall indemnify, defend, and hold Lessee harmless from and against any claims, judgments, damages, penalties, fines, costs, liabilities, and loss (including reasonable attorneys’ fees), subject to the limits and conditions of the Utah Governmental Immunity Act, for death of or injury to any person or damage to any property whatsoever relating to the presence of Hazardous Material in, on, under, or about the Leased Premises where the presence existed prior to the Commencement Date or was caused or permitted by Lessor or persons claiming under Lessor and not caused by Lessee.

SECTION 8.5. Destruction. In the event that at any time prior to the expiration of the term of this Lease there shall be a partial or total destruction of the buildings and improvements on the Leased Premises from any cause, Lessee shall restore the Leased Premises to a safe condition forthwith and Lessee shall either:

(a) Diligently restore and rehabilitate said buildings and improvements, Lessee to be obligated to pay the cost of such restoration and rehabilitation only out of the net proceeds actually received by it from the insurance required under this Lease; or

(b) Within ninety (90) days after such destruction notify Lessor in writing of its election to terminate this Lease and surrender the Leased Premises to Lessor, in which event Lessee shall (1) promptly remove all buildings and improvements from the Leased Premises; (2) diligently restore the land as nearly as possible to the condition existing prior to the construction of said buildings and improvements; (3) make, execute and acknowledge and deliver to Lessor any documents necessary to convey to Lessor all right, title and interest herein granted to Lessee in and to the Leased Premises; and (4) thereupon redeliver the land to Lessor in a reasonably neat and clean condition. Lessee shall be entitled to pay the cost of such restoration of the land out of any proceeds received from insurance; the balance of such proceeds shall be divided between Mortgagee, Lessor and Lessee as follows: Mortgagee shall receive an amount equal to the unpaid principal balance of the Mortgage plus accrued interest and any other sums due thereunder or secured thereby; of the sum then remaining, two and one-half percent (2  1/2%) shall be paid to Lessor for each year or fractional year which shall have expired after the date of the execution of this Lease. The remainder of such proceeds shall be paid to Lessee. Notwithstanding any such proceeding in which this Lease is terminated, Lessee shall fully perform any obligation under this Lease (except the obligation of restoring and rehabilitating said buildings and improvements and any rental installments) relating to an event occurring or circumstance existing prior to the date of termination of this Lease, including the payment of the accrued portion of any taxes, contributions in lieu of taxes, assessments, or any charges which Lessee is obligated to pay under the terms of this Lease which may be a lien upon the Leased Premises as of the date of termination.

SECTION 8.6. Condemnation. As used in this Section 8.6, the following terms shall have the indicated definitions: (i) “Condemnation Proceeding” shall mean any action or proceeding in which any interest in the Leased Premises or in the buildings or improvements thereon is taken for any public or quasi-public purpose by any lawful authority (except Lessor) through exercise of the power of eminent domain or right of condemnation or by purchase or otherwise in lieu thereof; (ii) “Reversion” shall mean Lessor’s interest in the Leased Premises and in the buildings or improvements thereon, i.e., fee ownership of the Leased Premises subject to Lessee’s ownership of the improvements thereon and subject to Lessee’s Leasehold Estate in the Leased Premises. In the event the provisions of this Section 8.6 become operable during the initial term of this Lease provided for in Section 1.2 hereof, the remaining term of Lessee’s Leasehold Estate shall, for purposes of this Section 8.6, be deemed to be the balance of said initial term plus the entire extended term provided for in Section 2.1 hereof; and (iii) “Leasehold Estate” shall mean all interests in the Leased Premises and in the improvements thereon, less the Reversion.

If the whole of the Leased Premises and the improvements thereon be taken through Condemnation Proceedings, this Lease shall automatically terminate as of the date of taking and the entire award resulting therefrom shall be divided between Mortgagee, Lessor, and Lessee as follows: Lessor shall receive that portion of the award attributable to the Reversion; Mortgagee shall receive an amount equal to the unpaid principal balance secured by the Mortgage plus accrued interest and any other sums due thereunder or secured thereby. Lessee shall receive any remaining sum.

If only a portion of the Leased Premises or the improvements thereon be taken through Condemnation Proceedings, Lessor shall receive that portion of the award attributable to the Reversion. In the event a Mortgage then affects the Leased Premises, all or any portion of the award attributable to the Leasehold Estate shall be applied toward reduction of the Mortgage debt and/or toward minimizing or compensating for adverse effects on the Leased Premises and paying the cost of improvements or refurbishing required on account of the Condemnation Proceeding, with the amount applied toward each purpose being that specified in a writing delivered to Lessor and Lessee by the Mortgagee. Lessee hereby consents to the Mortgagee’s decision concerning the manner in which said award is to be applied and hereby authorizes Lessor to rely upon such decision. That portion, if any, of said award specified by the Mortgage to be used in minimizing or compensating for adverse effects on the Leased Premises and improvements which result from the taking shall be available for use by Lessee under subparagraphs (a) and (b) below. That portion, if any, of said award remaining after deduction of the amounts required by the Mortgagee to be applied toward reduction of the Mortgage debt or toward minimizing or compensating for adverse effects on the Leased Premises and improvements shall be paid to Lessee.

If only a portion of the Leased Premises or the improvements thereon be taken through Condemnation Proceedings Lessee, notwithstanding the provisions of the immediately following paragraph of this Section 8.6, shall not have the right to terminate this Lease without the prior written consent of any Mortgagee interested in the Leased Premises. If such Mortgagee refuses to give such consent or if Lessee does not elect to terminate this Lease after obtaining such consent:

(a) Lessee shall take such steps approved by the Mortgagee and Lessor as may be necessary to minimize or compensate for adverse effects on the Leased Premises and improvements which result from the taking.

(b) All or any portion of the award attributable to the Leasehold Estate and the improvements shall be applied toward reduction of the Mortgage debt and/or toward minimizing or compensating for adverse effects on the Leased Premises and improvements which result from the taking, with the amount applied toward each purpose being determined by the Mortgagee as aforesaid. Lessee shall receive any remaining sum.

(c) The rent payable hereunder shall, from and after the date of taking, be equitably reduced on the basis of that portion of the Leased Premises and the improvements thereon which remain usable by Lessee.

If a portion of the Leased Premises or the improvements thereon be taken and in Lessee’s reasonable judgment the balance is thereby rendered unsuitable for its purposes, Lessee at its option may terminate this Lease by giving Lessor written notice of such election at any time within ninety (90) days after the date of taking. In connection with any such termination, Lessee shall take the steps called for by items (1) through (4) of subparagraph (b) of Section 8.5 above. That portion of the award attributable to the Reversion shall be paid to Lessor. That portion of the award which is attributable to the Leasehold Estate and which is available for such use shall be applied as follows: Lessee shall receive an amount sufficient to enable any necessary clearing of the Leased Premises; if a portion of said award remains thereafter, it shall be paid to the Mortgagee for application against the unpaid principal balance secured by the Mortgage plus accrued interest and other sums due thereon; and Lessee shall receive any remaining sum. Notwithstanding any such termination, Lessee shall fully perform any obligation under this Lease relating to an event occurring or circumstance existing prior to the date of termination, including the payment of the accrued portion of taxes, contributions in lieu of taxes, assessments or any charges which Lessee is obligated to pay under the terms of this Lease which may be a lien upon the remaining portion of the Leased Premises at the date of termination.

ARTICLE IX.

TAXES AND ASSESSMENTS.

SECTION 9.1. Privilege Tax. Lessee shall be subject to the applicable provisions of Section 59-4-101 et. seq. of the Utah Code Annotated, 1953, as amended (or to such subsequent legislation as may be applicable), and all the terms and conditions as required in said law are made a part of this Lease.

SECTION 9.2. Payment of Taxes and Assessments. Lessee will pay at its own expense all applicable taxes, charges and assessments against the Leased Premises and improvements during the term of this Lease, including assessments against shares of stock in water companies, water, sewer, and other charges ordinary or extraordinary, foreseen or unforeseen, general or special (hereinafter referred to generally as “Assessments”) as shall from and after the date hereof be assessed upon the Leased Premises. Payment of all such Assessments shall be made on or before the last day when payment may be made without interest or penalty. Within thirty (30) days thereafter Lessee shall submit to Lessor receipted bills showing the payment of such Assessments. If any Assessment shall not have been paid within the required time or within thirty (30) days after written request therefor a receipted bill showing the payment thereof shall not have been sent by registered mail or personally presented to Lessor, then in either event Lessor may pay the same and the sum paid, together with interest thereon at the prime rate of interest being charged from time to time by Wells Fargo Bank Northwest, N.A. plus one-half (1/2%) percent per annum shall constitute additional rent hereunder.

SECTION 9.3. Contesting Taxes. Lessee may contest in good faith by appropriate proceedings at Lessee’s expense any Assessments and may defer payment thereof provided that Lessee shall deposit with Lessor a sum which shall be at least ten (10%) percent greater than the amount of the item so contested or deposit with Lessor an irrevocable letter of credit, surety bond or similar assurance of payment in the foregoing amount and also from time to time on demand of the Lessor deposit such additional sum as may be reasonably required to cover interest or penalties accrued or to accrue on any such item. Lessor may upon thirty (30) days’ written notice to Lessee pay such contested item out of the sum so deposited in case of undue delay in the prosecution of such proceeding or if the protection of the Leased Premises or of Lessor’s interest therein shall in the reasonable judgment of Lessor require such payment. When any such contested item shall have been paid, any sum so deposited to cover it and not applied to such payment by Lessor shall be repaid to Lessee.

Lessee may, if it shall so desire, endeavor at any time to contest the validity of any Assessment or to obtain a lowering of the assessed valuation upon the Leased Premises for the purpose of reducing any assessment. In such event Lessor shall offer no objection and at the request of Lessee, but without expense to Lessor, will cooperate with Lessee. If requested by Lessee and provided that Lessor will not in the reasonable judgment of Lessor incur any expense or liability thereby, Lessor will execute any document which may be necessary and proper for any such proceeding. Any such refund shall be the property of Lessee to the extent to which it may be based upon the payment of any Assessment made by Lessee.

SECTION 9.4. Payment to Lessor. In case any person or entity to whom any such sum is directly payable by Lessee under any of the provisions of this Lease shall refuse to accept payment of such sum from Lessee, Lessee shall thereupon give written notice of such fact to Lessor and shall pay such sum directly to Lessor at the office of Lessor at such place or to such agent as Lessor from time to time may designate to Lessee and Lessor shall thereupon pay such sum to such person or entity.

SECTION 9.5. Lessor Not Liable for Taxes. It is understood that Lessor shall in no way be liable or responsible for any tax or Assessment against the Leased Premises, whether it be real, personal or mixed.

ARTICLE X.

UTILITIES AND OTHER SERVICES.

SECTION 10.1. Obligation of Lessee. Lessor shall not be required to furnish to Lessee any service of any kind such as, but not limited to, heat, water, power and security and shall not be liable for the failure of any such service. Lessee shall pay all charges for such services and shall indemnify Lessor against any liability on account thereof.

SECTION 10.2. Obligation of Lessor. Lessor shall provide Lessee adequate and satisfactory easements or rights-of-way across other land owned and controlled by Lessor for electricity, gas, water, sewer and other customary and necessary utility lines, pipes, conduits or extensions to service the needs of any improvements constructed on the Leased Premises.

ARTICLE XI.

UTILITY EASEMENT AND IMPROVEMENTS.

SECTION 11.1. Right to Enter. Lessor expressly reserves the right of itself and/or any public utility to enter upon those portions of the Leased Premises which are not occupied by buildings or other improvements for the purposes of installing, using, maintaining, renewing and replacing such underground water, oil, gas, steam, sewer and other pipe lines and telephone, electric, power and other lines and conduits as Lessor and/or such public utility may deem desirable in connection with the development or use of any other property in the neighborhood of the Leased Premises, provided that such entry and such work shall not interfere with Lessee’s use and development of the Leased Premises or any building, structure or improvements thereon and provided that except for emergencies requiring immediate actions, Lessee will receive thirty (30) days’ written notice of any such entry. In the event that this right is exercised, Lessor and/or the public utility shall restore the land and all improvements, including landscaping, to their condition prior to such entry and work.

ARTICLE XII.

MECHANICS’ AND OTHER LIENS.

SECTION 12.1. Mechanics’ Lien Claims. Except for mechanics’ liens arising from work performed by or through Lessor pursuant to Section 11.1, Lessee covenants and agrees to keep all of the Leased Premises and every part thereof and all buildings and other improvements thereon free and clear of and from any and all mechanics’, materialmen’s and other liens for work or labor done, services performed, materials, appliances, steam or power contributed, used or furnished or to be used in or about the Leased Premises for or in connection with any operations of Lessee, any alterations, improvements or repairs or additions which Lessee may make or permit or cause to be made, or any work or construction, by, for or permitted by Lessee on or about the Leased Premises, and at all times promptly and fully to pay and discharge any and all claims upon which any such lien may or could be based, and to save and hold Lessor and all of the Leased Premises and all buildings and improvements thereon free and harmless of and from any and all liens and claims of liens and suits or other proceedings pertaining thereto.

SECTION 12.2. Interest of Lessor. No mechanics’ or materialmen’s liens or mortgages, or deeds of trust (other than Mortgages on Lessee’s interest in the Leased Premises and the buildings and other improvements thereon) or other liens of any character whatsoever created or suffered by Lessee shall in any way, or to any extent, affect the interest or right of Lessor in any building or other improvements on the Leased Premises, or attach to or affect Lessor’s title to or right in the Leased Premises, except as might be specifically provided under the terms and conditions of this Lease.

SECTION 12.3. Contesting Claims. Lessee shall not be required to pay or discharge any mechanics’ or other lien so long as Lessee shall in good faith proceed to contest the same by appropriate proceedings; provided, however, that Lessee shall give notice in writing to Lessor of its intention to contest the validity of such lien and shall give Lessor security in the form of a surety bond or in form otherwise reasonably acceptable to Lessor in an amount equal to 110% of the amount of such contested lien claim with interest thereon.

ARTICLE XIII.

INDEMNITY.

SECTION 13.1. Indemnity of Lessor. Lessee covenants and agrees that except for claims arising by reason of the sole negligence or willful misconduct of Lessor, its agents or employees, Lessor shall not at any time or to any extent be liable, responsible or in any way accountable for any costs, claims, causes of action, judgments, expenses, loss, injury, death, or damage to persons or property or any other loss or damages whatsoever, including attorneys’ fees, which at any time may be suffered or sustained by Lessee, its employees or by any person whomsoever who may at any time be using or occupying or visiting the Leased Premises or be in, on or about the same, whether such loss, injury, death or damage shall be caused by or in any way result from or arise out of any act, omission or negligence of Lessee, its employees, contractors, subcontractors, vendors, suppliers or agents or of any occupant, subtenant, visitor or user of any portion of the Leased Premises or shall result from or be caused by any other matter or thing whether of the same kind as or of a different kind than the matters or things above set forth, and Lessee shall further indemnify, defend, hold and save harmless of, from and against any and all claims, liability, causes of action, judgments, expenses, loss or damage whatsoever, including attorneys’ fees, on account of any such loss, injury, death or damage, except those arising by reason of the sole negligence or willful misconduct of Lessor, its agents or employees. Lessee waives all claims against Lessor for damages to the Building and improvements that are hereafter placed, remodeled, demolished, or rebuilt upon the Leased Premises, and for injuries to persons or property in or about the Leased Premises, from any cause arising at any time, except those arising by reason of the sole negligence or willful misconduct of Lessor, its agents or employees.

SECTION 13.2. Indemnity of Lessee. To the extent allowed by the Utah Governmental Immunity Act, Lessor shall indemnify, defend, hold and save harmless Lessee and its employees, agents, occupants, subtenants and its visitors or the visitors of any subtenant, from and against any and all claims, liabilities, losses or damages on account of loss, injury, death or damage to such indemnified persons arising solely from or by reason of the negligence or willful misconduct of Lessor, its agents and employees.

ARTICLE XIV.

INSURANCE.

SECTION 14.1. Property Insurance. Lessee shall, at its sole expense, obtain and keep in force during the term of this Lease “all risk” property insurance on all buildings, boilers, machinery, equipment, and improvements that are hereafter placed or built upon the Leased Premises. Lessee shall also endeavor to obtain and keep in force earthquake insurance if available and reasonably priced in the insurance market place. Lessor shall be named as a “loss payee as its interests may appear”. The amount of such insurance shall not be less than the full replacement cost of said Building and improvements. Lessee waives as against Lessor any and all claims and demands, of whatsoever nature, for damages, loss or injury to the buildings and improvements that are hereafter placed or built upon the Leased Premises and to the property of

Lessee in, upon or about the Leased Premises which shall be caused by or result from any and all perils, events or happenings. Lessee further agrees that each such policy of property insurance on the Leased Premises shall specifically waive Lessee’s and Lessee’s insurer’s right of subrogation against Lessor.

The “full replacement cost” shall be defined as replacement cost with new buildings and improvements of like kind and quality.

SECTION 14.2. Other Insurance. During the term of this Lease Lessee shall procure and maintain in full force and effect commercial general liability and pollution liability insurance with limits of not less than One Million Dollars ($1,000,000.00) and general aggregate limits of at least $2,000,000 insuring against any and all liability of Lessee with respect to the Leased Premises or arising out of the construction, improvement, maintenance, use or occupancy thereof. All of such insurance shall provide coverage to insure the performance by Lessee of the indemnity agreement as to liability for injury to or death of persons and injury or damage to property subject of this Lease.

Lessee shall also maintain, if applicable to Lessee’s operations or performance of this contract, business automobile liability covering Lessee’s owned, non-owned and hired motor vehicles, aircraft liability insurance covering any aircraft and/or professional liability insurance with liability limits of at least $1,000,000 per occurrence.

Lessee shall maintain all employee related insurances, in the statutory amounts, such as unemployment compensation, worker’s compensation, and employer’s liability, for its employees or volunteers involved in performing services pursuant to this contract.

SECTION 14.3. Bonding Requirements. In and for Salt Lake County, State of Utah, upon application by either party made after five (5) days of such application, and the decision of such impartial third person as to such limits then to be carried shall be binding upon the parties. Such insurance shall be carried with the limits as thus agreed upon or determined until such limits shall again be changed pursuant to the provisions of this Section 14.3. The expenses of such determination shall be borne equally by Lessor and Lessee.

SECTION 14.4. Parties Covered. Lessor shall be named as an insured as its interest may appear. The fire and extended coverage insurance shall contain a standard mortgage clause naming the Mortgagee. Any loss adjustment shall require the written consent of Lessor, Lessee, and Mortgagee. The certificate with respect to the policies provided for in this Article XIV shall expressly provide that the policies shall not be canceled or altered without thirty (30) days prior written notice to Lessor and Mortgagee. Upon the issuance of a policy, each such policy or a duplicate or certificate thereof shall be delivered to Lessor for retention by it.

ARTICLE XV.

ASSIGNMENT AND SUBLEASES.

SECTION 15.1. Sublease, Assignment, Successors and Assigns.

(a) Voluntary Assignment. Lessee agrees not to sublet the whole or any part of the Leased Premises or to sell, assign or transfer this Lease or any part or portion of the term hereby created or any interest therein or to permit the use of the Leased Premises except for Lessee’s own purposes without having first obtained the consent in writing of Lessor, which consent Lessor agrees shall not be unreasonably withheld, and in case such consent is given no subsequent similar transaction shall be entered into by Lessee without again obtaining the written consent of Lessor.

A true copy of the documents evidencing such assignment shall be delivered to Lessor and any Mortgagee within ten (10) days after the recording thereof with the Salt Lake County Recorder, together with the address of such assignee.

Lessee covenants that it will not make any assignment of this Lease, except in the manner and upon the conditions set forth above, other than as collateral security to any Mortgagee.

(b) Involuntary Assignment. Except as expressly permitted by this Lease, neither this Lease nor the Leasehold Estate nor any interest of Lessee hereunder in the Leased Premises or any buildings or improvements thereon shall be subject to involuntary assignment, transfer or sale or to assignment, transfer or sale by operation of law in any manner whatsoever, and any such attempted involuntary assignment, transfer or sale shall be void and of no effect.

Without limiting the generality of the provisions of the preceding paragraph, Lessee covenants and agrees that (i) in the event any proceedings under the Bankruptcy Act or any amendment thereto be commenced by or against Lessee, and, if against Lessee, said proceedings shall not be dismissed before either an adjudication in bankruptcy or the confirmation of a composition, arrangement or plan of reorganization, or (ii) in the event Lessee shall admit to being or be adjudged insolvent or make an assignment for the benefit of its creditors, or (iii) if a writ of attachment or execution be levied on the Leasehold Estate hereby created and be not released or satisfied within forty-five (45) days thereafter, or (iv) if a receiver be appointed in any proceeding or action to which Lessee is a party with authority to take possession or control of the Leased Premises or the business conducted thereon by Lessee, and such receiver be not discharged within a period of ninety (90) days after its appointment, any such event or any involuntary assignment shall be deemed to constitute an Event of Default.

SECTION 15.2. Release of Lessee’s Liability. If an assignment shall be made by Lessee or any successor of Lessee after complying with the conditions and in the manner set forth in Section 15.1 (a), the assignee shall be subject to the same terms and conditions as to future assignments, and to all the covenants, agreements, provisions and conditions contained in this Lease, and Lessee or any successor herein so assigning and conveying shall thereafter be forever released and discharged from this Lease and from the agreements and covenants contained in this Lease.

SECTION 15.3. Limitations on Sublease. All subleases entered into demising all or any part of the improvements or the Leased Premises shall be expressly subject and subordinate to this Lease.

ARTICLE XVI.

WAIVER.

SECTION 16.1. Limitations on Waiver. Lessee further covenants and agrees that if Lessor fails or neglects for any reason to take advantage of any of the terms hereof providing for the termination of this Lease or for the termination or forfeiture of Lessee’s Leasehold Estate, or if Lessor, having the right to declare this Lease terminated or the estate hereby demised, terminated or forfeited, shall fail so to do, any such failure or neglect of Lessor shall not be or be deemed or be construed to be waiver of any subsequently arising cause for the termination of this Lease or for the termination or forfeiture of Lessee’s Leasehold Estate, subsequently arising, or as a waiver of any of the covenants, terms or conditions of this Lease or of the performance thereof. None of the covenants, terms or conditions of this Lease can be waived except by the written consent of Lessor.

ARTICLE XVII.

INSPECTION OF PREMISES.

SECTION 17.1. Right of Lessor to Inspect. Lessor shall be entitled at all reasonable times to go on and into the Leased Premises for the purposes of inspecting the Leased Premises and inspecting the performance by Lessee of the terms and conditions of this Lease, including the Protective Covenants.

ARTICLE XVIII.

LESSOR’S DEFENSE OF ACTIONS.

SECTION 18.1. Right to Defend. If Lessee is required to defend any action or proceeding relating to the Leased Premises to which Lessor is made a party, Lessor shall be entitled to appear, defend or otherwise take part in the matter involved at its election by counsel of its own choosing, providing such action by Lessor does not limit or make void any coverage by any insurer of Lessor or Lessee hereunder in respect to the claim or matter in question.

ARTICLE XIX.

NO GENERAL OBLIGATION AGAINST THE STATE OF UTAH

OR THE UNIVERSITY OF UTAH.

SECTION 19.1. Limitation on Lessor’s Obligations. It is understood and agreed that no terms and conditions in this Lease shall be construed to create or establish any general financial obligation for a deficiency judgment against the State of Utah and/or the University of Utah.

ARTICLE XX.

DEFAULT PROVISIONS.

SECTION 20.1. Events of Default. The following events are hereby defined as “Events of Default”:

(a) The failure of Lessee to pay any installment of rent, or any other payments or deposits of money as herein provided or required, when due and the continuance of such failure for a period of fifteen (15) days after notice thereof in writing.

(b) The failure of Lessee to perform any of the other covenants, conditions and agreements of this Lease on the part of Lessee to be performed, and the continuance of such failure for a period of sixty (60) days after notice in writing thereof from Lessor to Lessee (which notice shall specify the respects in which Lessor contends that Lessee has failed to perform any of such covenants, conditions and agreements) unless, with respect to any default which cannot be cured within sixty (60) days, Lessee, or any person holding by, through or under Lessee, in good faith, promptly after receipt of such written notice, shall have commenced and thereafter continue diligently to prosecute all action necessary to cure such default.

(c) The Event of Default described in Section 15.1 of this Lease.

SECTION 20.2. Remedies in Event of Default. Lessor may treat any one or more of the Events of Default (defined in Section 20.1 hereof) as a breach of this Lease and thereupon at its option by serving written notice by certified mail on Lessee and on Mortgagees at their last known addresses of which Lessor shall have received notice in writing. Such notice by Lessor shall not be effective unless served on both Lessee and Mortgagees. After such notice by Lessor is effective, Lessor shall have, subject to the provisions of Section 3.5 hereof, in addition to all other remedies provided by law, one or more of the following remedies:

(a) Lessor may terminate this Lease and the term created hereby, in which event Lessor may forthwith repossess the Leased Premises and all buildings and improvements thereon and be entitled to recover forthwith as damages a sum of money equal to the value of the rent and other sums provided to be paid by Lessee for the balance of the stated term of this Lease less the rental value of the Leased Premises and all buildings and improvements thereon received for said period in the event said land and improvements are re-rented, and any other sum of money and damages due or to become due to Lessor from Lessee.

(b) Lessor may terminate Lessee’s right of possession and may repossess the Leased Premises and all buildings and improvements thereon by forcible entry and detainer suit or otherwise, without demand or notice of any kind to Lessee (except as hereinabove expressly provided) and without terminating this Lease, in which event Lessor may, but shall be under no obligation so to do, relet all or any part of such property for such rent and upon such terms as shall be satisfactory to Lessor (including the right to relet the Leased Premises and all buildings and improvements thereon for a term greater or lesser than that remaining under the stated term of this Lease and the right to relet the Leased Premises and all buildings and improvements thereon as a part of a larger area and the right to change the character or use made of the Leased Premises). For the purpose of such reletting, Lessor may make any repairs, changes, alterations or additions in or to the Leased Premises and all buildings and improvements that may be necessary or convenient; and if Lessor shall fail or refuse to relet the Leased Premises, or if the Leased Premises and all buildings and improvements thereon are relet and a sufficient sum shall not be realized from such reletting, after paying all the costs and expenses of such repairs, changes, alterations and additions and the expense of such reletting and the collection of the rent accruing therefrom, to satisfy the rent above provided to be paid, then Lessee shall pay to Lessor as damages a sum equal to the amount of the rent reserved in this Lease for such period or periods, or, if the Leased Premises have been relet, Lessee shall satisfy and pay any such deficiency upon demand therefor from time to time; and Lessee agrees that Lessor may file suit to recover any sums falling due under the terms of this paragraph from time to time and that any suit or recovery of any portion due Lessor hereunder shall be no defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Lessor.

(c) Lessor may take possession of the Leased Premises including all improvements and pay and fully discharge any mortgages or outstanding loans or obligations at which time Lessor would be the sole owner of the real property and all improvements thereon.

Upon the termination of this Lease and the term created hereby, or upon the termination of Lessee’s right of possession, whether by lapse of time or at the option of Lessor, as aforesaid, Lessee will at once surrender possession of the land and Building to Lessor and remove all effects therefrom; and if such possession be not immediately surrendered, Lessor may forthwith re-enter the land and Building and repossess itself thereof as in its former estate and remove all persons and their effects, using such force as may be necessary without being deemed guilty of any manner of trespass or forcible entry or detainer.

SECTION 20.3. Limitation on Termination of Lease. Notwithstanding any other provision of this Lease, in the event Lessor claims that an Event of Default or other breach of this Lease shall have occurred and such claim becomes the subject of litigation or other binding alternative method of dispute resolution including, without limitation, binding arbitration, all periods to cure granted to Lessee or any Mortgagee pursuant to this Lease shall be tolled and this Lease may not be terminated by Lessor until:

(a) All such litigation or other proceedings are final and all appeal or rehearing periods have expired; and

(b) All cure periods granted to Lessee and Mortgagee under this Lease (which periods shall be deemed to commence to run anew only as of the date described in subsection (a) of this Section 20.3) shall have expired.

ARTICLE XXI.

QUIET ENJOYMENT.

SECTION 21.1. Quiet Enjoyment. Lessor agrees, covenants, represents and warrants: that Lessee, upon paying the rent and all impositions and other charges herein provided for and performing all the covenants and conditions of this Lease, may lawfully and quietly occupy the Leased Premises during the term of this Lease without hindrance or molestation by Lessor or any persons claiming under Lessor; and that Lessor has good right to make this Lease for the full term hereby granted.

ARTICLE XXII.

DELIVER OF POSSESSION OF PREMISES.

SECTION 22.1. Lessor’s Obligation to Deliver. Lessor agrees to deliver possession of the Leased Premises to Lessee upon delivery of this Lease by Lessor to Lessee, and, if the Leased Premises are at such date occupied by any person, whether under claim of right emanating from Lessor, or otherwise, Lessor shall at its sole cost and expense remove any such person from the Leased Premises.

ARTICLE XXIII.

ATTORNEY’S FEES.

SECTION 23.1. Right to Recover Fees. If any action at law or in equity shall be brought by Lessor or Lessee to recover any rent under this Lease, or for or on account of any breach of or to enforce or interpret any of the covenants, terms or conditions of this Lease, or for the recovery of the possession of the Leased Premises, the prevailing party shall be entitled to recover from the other party, as a part of the prevailing party’s costs, reasonable attorneys’ fees, the amount of which shall be fixed by the court and shall be made a part of any judgment rendered.

ARTICLE XXIV.

LESSEE’S FIXTURES.

SECTION 24.1. Right to Remove Certain Fixtures. Lessee, at any time when Lessee is not in default hereunder, may, and upon termination of this Lease if so requested in writing by Lessor shall, remove from the Leased Premises any fixtures or equipment installed thereon by Lessee, whether or not such fixtures are fastened to the Building or other improvements located upon the Leased Premises and regardless of the manner in which they are fastened, provided, however, that under no circumstances shall any fixtures be removed without Lessor’s written consent if (a) such fixtures or equipment are used in the operation of any building or improvement upon the Leased Premises, and (b) the removal thereof would result in impairing the structural strength of any building or improvement upon the Leased Premises. Lessee shall fully repair any damage occasioned by the removal of any such fixtures and shall leave the buildings and improvements in a good, clean and neat condition.

ARTICLE XXV.

SHORT FORM OF LEASE.

SECTION 25.1. Record Short Form. This Lease shall not be recorded, but Lessor and Lessee agree to execute a Short Form Lease containing the name of the parties, the legal description of the land, and the term of the Lease.

ARTICLE XXVI.

TIME OF THE ESSENCE.

SECTION 26.1. Time of the Essence. Time is to be of the essence of this Lease and of each and every covenant, term, condition and provision thereof.

ARTICLE XXVII.

NOTICE.

SECTION 27.1. Method of Giving Notice. Any notice given under this Lease must be in writing and must be sent by registered or certified mail to the last address of the party to whom notice is deemed to have been given upon the date of mailing. Lessor designates its address as

Director, Research Park Research Park Office 505 Wakara Way Salt Lake City, Utah 84108

Lessee hereby designates it address as	Director, Administrative Services NPS Pharmaceuticals, Inc. 420 Chipeta Way Salt Lake City, Utah 84108

With a copy to:	Office of General Counsel NPS Pharmaceuticals, Inc. 420 Chipeta Way Salt Lake City, Utah 84108

ARTICLE XXVIII.

REMEDIES CUMULATIVE.

SECTION 28.1. Lessor’s Remedies Cumulative. All remedies hereinbefore and hereinafter conferred upon Lessor shall be deemed cumulative and no one exclusive of the other, or of any other remedy conferred by law.

ARTICLE XXIX.

LEASE CONSTRUED AS A WHOLE.

SECTION 29.1. Construction of Lease. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Lessor or Lessee.

ARTICLE XXX.

MEANING OF TERMS.

SECTION 30.1. Gender and Number. Whenever the context so requires, the neuter gender shall include the masculine and the feminine, and the singular number shall include the plural.

ARTICLE XXXI.

BENEFIT.

SECTION 31.1. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their successors, assigns and legal representatives.

ARTICLE XXXII.

LIMITATION ON RECOURSE.

SECTION 32.1. Limitation on Recourse. Notwithstanding any other provision of this Lease, neither Lessee nor any of its permitted successors or assigns shall be personally liable in respect of the obligations of Lessee pursuant to this Lease and the sole recourse of Lessor shall be to the interest of Lessee in the Leased Premises and any improvements constructed on the Leased Premises. Lessor shall neither seek nor obtain any judgment or attachment against Lessee or its permitted successors and assigns which shall be enforceable against the separate assets of Lessee or its permitted successors or assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate as of the date first above written.

LESSOR:

UNIVERSITY OF UTAH

By:	/s/ Arnold B. Combe

Arnold B. Combe, Vice President Administrative Services

LESSEE:

NPS PHARMACEUTICALS, INC.

By:	/s/ Hunter Jackson

Hunter Jackson, President & CEO

EXHIBIT A

LEGAL DESCRIPTION

Beginning at a point S65°11’09”E 66.35 feet and N54O38’21”E 190.000 feet from the existing street monument at Tabby Lane and Colorow Drive and running thence N54O42’57”W 573.288 feet; thence N35°21’39”W 61.714 feet; thence N54°38’21” E 589.38 feet; thence S35°21’40”E 602.601 feet; thence S54°38’21”W 399.379 feet to the Pont Of Beginning.

Contains 6.974 Acres

Also includes the following non-exclusive easements for purposes of access and landscaping to run concurrently with the Lease:

Beginning at a point S65°11’09”E 66.35 feet from the existing street monument at Tabby Lane and Colorow Drive and running thence N35°21’39”W 540.887 feet; thence S54°42’57”E 573.288 feet; thence S54°38’21”W 190.000 feet to the Point Of Beginning.

Contains 1.180 Acres

Beginning at a point S65°11’09”E 66.35 feet and N54°38’21”E 589.379 feet from the existing street monument at Tabby Lane and Colorow Drive and running thence N35°21’40”W 602.601 feet; thence S46°58’28”E 615.196 feet; thence S54°38’21”W 123.845 feet to the Point Of Beginning. Contains 0.857 Acres

The Basis Of Bearing for these parcels is the record bearing of N35°21’39”W along the center line of Colorow Drive between the existing street monuments at Tabby Lane and Wakara Drive.

EXHIBIT “B”

OPTION TO PURCHASE

NPS Pharmaceuticals, Inc. – University of Utah

Sale/Lease Back Terms

1. Executive Summary: This term sheet summarizes the terms of an Option for Sale and Lease Back to be executed by NPS Pharmaceuticals, Inc. and the University of Utah Research Foundation (Foundation) in connection with a Ground Lease of property in Research Park and owned by the University of Utah.

NPS will grant to the Foundation an option to purchase and lease back the NPS Building to be constructed on the ground, which is the subject of the Ground Lease. The Option will contain the following provisions and such other provisions as are usual and customary and as may be negotiated and agreed upon by the parties upon the advice of counsel.

2. Option Grant: NPS hereby grants to the Foundation an option to purchase the NPS Building on the terms and conditions and at the price specified herein.

3. Purchase Price: The Option Purchase Price will be the total of (i) 80 percent of the NPS Building Project Cost, plus (ii) $480,000.00, representing 80 percent of the estimated construction financing and internal administrative costs to NPS associated with construction of the NPS Building.

4. Report to the Foundation of the NPS Building Project Cost: On or about June 30, 2004, NPS will deliver to the Foundation a written statement of the NPS Building Project Cost. This number will be a firm number and will not change for purposes hereof notwithstanding that the construction has not yet been completed or that NPS has not received a certificate of occupancy.

5. Exercise of the Option: Within 60 days of receipt by the Foundation of the statement from NPS containing the NPS Building Project Cost, the Foundation may exercise the option by informing NPS in writing that it has chosen to do so.

5.1. The notice of exercise of the Option will include a statement of that amount that the Foundation will pay in cash at closing of the Sale and Lease Back. This amount must be at least $5.0 million and such additional amount (in increments of $500,000) as the Foundation may elect, up to the full amount of the Purchase Price.

5.2 The balance of the Purchase Price will be payable in quarterly installments of $500,000 per calendar quarter plus interest at the rate of seven percent per annum (7%) on the unpaid balance, payable until the full Purchase Price has been paid. The payment obligation for the balance of the Purchase Price will be evidenced by delivery of a negotiable promissory note, secured by an appropriate interest in the NPS Building.

6. Closing: In the event the Foundation exercises its Option, the closing will take place within 90 days after the date of notice of exercise of the Option.

7. Lease Back: If the Foundation exercises the Option, the parties will execute a Lease Back Agreement simultaneously with the closing of the purchase of the NPS Building by the Foundation. The Lease Back Agreement will replace the Ground Lease, and will provide that the Foundation will lease the NPS Building and the underlying ground identified in the Ground Lease to NPS for a term of 10 years subject to the following terms and conditions:

7.1 Under the Lease Back Agreement, NPS will pay (i) a monthly rental amount, in equal monthly payments, necessary to fully amortize an amount equal to the Purchase Price over a 30-year period using an interest rate of seven percent per annum (7%); and (ii) an amount to be determined by the parties attributed to the underlying ground.

7.2 The Lease Back Agreement will be a standard triple-net Lease, with NPS responsible to pay all taxes, maintenance, and insurance as is customary under such leases throughout the lease term. In the event that NPS should surrender or vacate any part of the NPS Building prior to the end of the term of the Lease Back Agreement as permitted herein, then the triple-net portion of the Lease will be prorated based on the percentage of square footage occupied by NPS.

7.3 At any time starting on the first day that is more than 36 full months after the effective date of the Lease Back Agreement, NPS may give to the Foundation at least 1-year written notice that NPS intends to vacate all or part of the administrative offices portion(s) of the NPS Building. On the effective date of such notice, the Lease Back Agreement will be deemed amended to remove the prorated portion of the payments associated with the square footage of the portion of the NPS Building that NPS has vacated and returned to the Foundation, and thereafter NPS will be responsible only to pay the prorated monthly payment based on square footage occupied. In no event, however, may NPS exercise this right to vacate net leasable space in the NPS Building amounting to more than fifty percent (50%) of the net leaseable space.

7.4 In the event that NPS exercises its right to withdraw and vacate all or part of the administrative space in the NPS Building, NPS will be responsible at its own expense, for providing reasonably convenient and secure access, consistent with occupancy and fire codes in all respects, for ingress and egress to the returned space suitable for occupancy by up to two other building tenants. Costs associated with any additional tenants will be borne solely by the Foundation.

8. Covenants: NPS covenants that it has sufficient cash and other resources to construct the building and that it will diligently pursue the construction of the NPS Building to a timely completion and occupancy with an intended occupancy date of not later than December 31, 2004.

9. Existing lease at 420 Chipeta Way: NPS intends to occupy its existing space at 420 Chipeta Way in Research Park until it can vacate those premises in favor of the NPS Building. The parties agree that upon NPS vacating those premises, the University will use its “good faith effort” to assume the lease or sublease of the space at a lease rate equal to the then current rental rate for the full remaining term of the existing NPS lease. The Parties agree to use reasonable good faith efforts to secure an assignment or otherwise to secure the right to sublet the space to the University, and NPS agrees to cooperate with the University to exercise any options to extend the NPS existing lease as may be requested by the University. Should the University not be able to assume

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responsibility for the space, the Building Project Cost shall be increased by 5% before the Purchase Price is determined as described in paragraph 3.

10. Definitions: The following terms, shown with an Initial Capital Letter, have the meaning shown here.

10.1 NPS means NPS Pharmaceuticals, Inc., a Delaware corporation with a current place of business at 420 Chipeta Way, Salt Lake City, Utah.

10.2 University means the University of Utah.

10.3 The Ground Lease means the long-term lease of specified land located on Colorow Drive in Research Park, which land is more particularly described by the legal description in the Ground Lease.

10.4 Research Park means the University of Utah Research Park.

10.5 The NPS Building means the building to be constructed by NPS under the Ground Lease.

10.6 NPS Building Project Cost means the total estimated construction costs for construction of the NPS Building to be delivered by NPS and accepted by the University under the terms hereof. Such Cost will include all costs for construction, professional fees, permits, and tenant and leasehold improvements. Such Cost will not include amounts for trade fixtures, construction financing, or NPS’ general internal administration costs associated with the project.

10.7 Option means the Option for Sale and Leaseback described in this term sheet.

10.8 “Foundation” means the University of Utah Research Foundation.

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